UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

loanDepot, Inc.

(Name of Registrant as Specified In Its Charter)

Anthony Hsieh

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Anthony Hsieh Urges loanDepot Board to Cease Wasting Stockholder Capital

IRVINE, Calif., March 15, 2023 /PRNewswire/ -- Anthony Hsieh, the Founder and largest voting stockholder of loanDepot, Inc. (NYSE: LDI) (“loanDepot” or “the Company”) issued the following statement today in relation to his nomination of Steve Ozonian (“Mr. Ozonian”) as a director.

“The recent challenges in the financial markets highlight the need for responsible stewardship by all corporate boards. Today I call on the Board of loanDepot to avoid the irresponsible expenditure of stockholder capital to wage an unnecessary proxy fight.

“I have been working together with the Board for nearly four months to bring in a new director who, I am confident, has the skills and perspective needed to work with management to develop a strategy that will help loanDepot emerge from the current economic climate stronger than ever. As the Company has acknowledged in its public filings, I have approximately 57% of combined voting power at loanDepot which I intend to vote in favor of Mr. Ozonian.

“As it stands, the Board is poised to waste significant financial resources on a potential proxy contest with its largest stockholder over a single, highly qualified independent nominee. Stockholders should ask, ‘How did we get here and how much more stockholder capital has to be wasted before we can come to the right conclusion?’ The practical and responsible path to save stockholder capital and management’s time would be for the Company to nominate Mr. Ozonian, an independent, highly experienced and well-regarded member of the mortgage industry, for election to the Board.

“I remain passionate about loanDepot’s future success and believe bringing Mr. Ozonian’s expertise to refresh the Board, while maintaining its current structure, will best position the Company for long-term success. In this challenging economic environment, the Board must make a realistic decision with the best interest of the Company’s stockholders, and our Company, in mind.

“I would encourage all stockholders to contact the Company’s Board and encourage them to nominate Mr. Ozonian, a highly qualified individual for election to the Board, rather than wasting stockholder capital and management’s time in a proxy contest.”

About Anthony Hsieh

Anthony Hsieh, known as an innovator with a passion for creating exceptional customer experiences, founded loanDepot in 2010, served in the dual role of Chairman and CEO for the past 12 years and currently is Chairman of the Board. Under his leadership, loanDepot became the second-largest nonbank lender in the country, employing up to 10,000 team members, and disrupted the traditional home lending model -- most notably with the advent of mello®, the Company's proprietary loan origination technology platform. During his tenure as CEO, Hsieh also oversaw the development of the Company's sophisticated performance marketing engine, which generates more than one million customer contact points daily. Hsieh successfully took the Company public in February 2021, leveraging the Company's unique position as the only nonbank lender of scale with a nationally recognized brand and diversified direct to consumer, in-market retail, joint venture and wholesale mortgage origination model.

About Steve Ozonian

Steve Ozonian, 67, currently serves and has served as CEO of the Williston Financial Group since August 2017 and currently serves and has served on Williston's Board of Directors since 2011. Mr. Ozonian currently serves and has served on the Board of Directors of LendingTree, Inc. since 2011 and previously served on the LendingTree Board of Directors from August 2008 to November 2010. Mr. Ozonian currently serves as the Lead Independent Director, Chair of the Audit Committee, and Chair of the Compensation Committee of LendingTree. Mr. Ozonian previously served as Chief Executive Officer of LendingTree's proprietary full service real estate brokerage business, known as RealEstate.com, between November 2010 and March 2011. Mr. Ozonian also previously served as the Chairman of the Board of Directors of Global Mobility Solutions, a global provider of human resources and real estate services. Mr. Ozonian has held other high-level positions in the homeownership industry including Chairman and CEO of Prudential's real estate and related businesses, CEO of Realtor.com, and National Homeownership Executive for Bank of America. Mr. Ozonian is a member of the Board of Directors of Attom Data, a real estate data services company. Mr. Ozonian is also a member of the Board of Directors of Inside Real Estate, a real estate software services provider to the residential real estate industry.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Anthony Hsieh (the “Investor”), may file a preliminary and definitive proxy statement and accompanying proxy card with the U.S. Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of the Investor’s director nominee at the 2023 annual meeting of stockholders of loanDepot, Inc., a Delaware corporation (the “Company”).

THE INVESTOR STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PRELIMINARY AND THE DEFINITIVE PROXY STATEMENTS FILED BY THE INVESTOR WITH THE SEC AND OTHER PROXY MATERIALS FILED BY THE INVESTOR WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE INVESTOR’S DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS WITHOUT CHARGE, IF AND WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Anthony Hsieh and Steven Ozonian.

As of February 7, 2023, the Investor is the record owner of 30,881 shares of the Company’s Class A Common Stock, par value $0.001 per share, and beneficially owns another 4,213,324 shares of the Company’s Class A Common Stock, for an aggregate of 4,244,205 shares of the Company’s Class A Common Stock. The Investor also beneficially owns 147,657,247 shares of the Company’s Class C Common Stock, par value $0.001 per share. As of the date hereof, Steve Ozonian does not own any shares of common stock or any other securities of the Company.

# # #

MEDIA CONTACT:

Val Mack

Val.Mack@fticonsulting.com

+1 212.841.9308

Kate Pulio

Kate.Pulio@fticonsulting.com

+1 312.315.9353